EXHIBIT 99.1

Cautionary Statements

     Statements in this 10-Q which are not historical facts, including all statements about the Company’s business strategy or expectations, or information about new and existing products and technologies or market characteristics and conditions, are forward-looking statements that involve risks and uncertainties. These include, but are not limited to, the factors described below which could cause actual results to differ from those contemplated by the forward-looking statements.

Product Development and Technological Change

     The semiconductor and memory module industries are characterized by rapid technological change and are highly competitive with respect to timely product innovation. The Company’s memory products are subject to obsolescence or price erosion because semiconductor manufacturers are continuously introducing chips with the same or greater memory density as the Company’s modules. As a result, memory products typically have a product life of not more than three to five years.

     The Company’s future success depends on its ability to develop new products and product enhancements to keep up with technological advances and to meet customer needs. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company’s financial condition and results of operations.

     There can be no assurance that the Company will be successful in its product development or marketing efforts, or that the Company will have adequate financial or technical resources for future product development and promotion.

Uncertainty of Market Acceptance or Profitability of New Products

     The introduction of new products will require the expenditure of funds for research and development, tooling, manufacturing processes, inventory and marketing. In order to achieve high volume production, the Company will need to make substantial investments in inventory and capital equipment or, as currently contemplated, the Company will need to out-source production to third parties. The Company has limited marketing capabilities and resources and is dependent upon internal sales and marketing personnel and a network of independent sales representatives for the marketing and sale of its products. There can be no assurance that our products will achieve or maintain market acceptance, result in increased revenues, or be profitable.

Parts Shortages and Over-Supplies and Dependence on Suppliers

     The semiconductor industry is characterized by periodic shortages or over-supplies of parts which have in the past and may in the future negatively affect the Company’s operations. The Company is dependent on a limited number of suppliers for semiconductor devices used in its products, and it has no long-term supply contracts with any of them.

     Due to the cyclical nature of the semiconductor industry and competitive conditions, the Company may experience difficulties in meeting its supply requirements in the future. Any inability to obtain adequate deliveries of parts, either due to the loss of a supplier or industry-wide shortages, could delay shipments of the Company’s products, increase its cost of goods sold and have a material adverse effect on its business, financial condition and results of operations.

Concentration of Credit Risk

     The Company grants credit to customers included in the military, aerospace, and a variety of commercial industries. Credit is extended based on an evaluation of the customer’s financial condition and collateral is not required. Estimated credit losses are provided for in the financial statements.

     A decision by a significant customer to substantially decrease or delay purchases from the Company or the Company’s inability to collect receivables from these customers could have a material adverse effect on the Company’s business, financial condition, and results of operations.

Dependence on Defense-Related Business

     The Company has historically derived a portion of its revenues from defense-related contracts. As a result, the Company’s business has been impacted by reductions in the federal defense budget and will continue to be subject to risks affecting the defense industry, including changes in governmental appropriations and changes in national defense policies and priorities. The Company has sought to reduce its dependence on defense-related business by developing products with commercial applications, although such products generally have lower margins than defense-related products.

Intellectual Property Rights

     The Company’s ability to compete effectively is dependent on its proprietary know-how, technology and patent rights. The Company holds U.S. patents on certain aspects of its 3-D stacking technology and has applied for additional patents. There can be no assurance that the Company’s patent applications will be approved, that any issued patents will afford the Company’s products any competitive advantage or will not be challenged or circumvented by third parties, or that patents issued to others will not adversely affect the sales, development or commercialization of the Company’s present or future products.

Management of Growth

     Successful expansion of the Company’s operations will depend on, among other things, the ability to obtain new customers, to attract and retain skilled management and other personnel, to secure adequate sources of supply on commercially reasonable terms and to successfully manage growth. To manage growth effectively, the Company will have to continue to implement and improve its operational, financial and management information systems, procedures and controls. As the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demand in a timely fashion. Failure to manage growth effectively could adversely affect the Company’s financial condition and results of operations.

Competition

     There are memory companies which offer or are in the process of developing three-dimensional products, including Irvine Sensors, Staktek, DST, Cubic Memory and Thompson CSF in France. Some of such companies have greater financial, manufacturing and marketing capabilities than the Company. The Company could also experience competition from established and emerging computer memory companies. There can be no assurance that the Company’s products will be competitive with existing or future products, or that the Company will be able to establish or maintain a profitable price structure for its products.

Product Liability

     In the course of its business, the Company may be subject to claims for product liability for which its insurance coverage is excluded or inadequate.

Variability of Gross Margin

     Any change in the gross margins can typically be attributed to the type of products that the Company was selling during the year as well as the royalty income generated during the periods. As the Company markets its products both to military and aerospace, and commercial customers, the product mix that each category of the customers orders may be different and result in changes in the gross margin. Due to the various configuration and applications of the Company’s product, prices range from less than $5 for commercial modules to over five thousand dollars for high-end military specification modules.

     The Company expects that its net sales and gross margin may vary significantly based on these and other factors, including the mix of products sold and the manufacturing services provided, the channels through which the Company’s products are sold, changes in product selling prices and component costs, the level of manufacturing efficiencies achieved and pricing by competitors. The selling prices of the Company’s products may decline depending upon the price changes of DRAM, SRAM and Flash semiconductors, which would have a material adverse effect on the Company’s net sales and could have a material adverse effect on the Company’s business, financial condition and results of operation. Accordingly, the Company’s ability to maintain or increase net sales will be highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices. Declining product selling prices may also materially and adversely affect the Company’s gross margin unless the Company is able to reduce its cost per unit to offset declines in product selling prices. There can be no assurance that the Company will be able to increase unit sales volumes, introduce and sell new products or reduce its cost per unit. The Company also expects that its business may experience significant seasonality to the extent it sells a material portion of its products in Europe and to the extent its exposure to the personal computer market remains significant.

Decline of Demand for Product Due to Downturn of Related Industries

     The Company may experience substantial period-to-period fluctuations in operating results due to factors affecting the semiconductor, computer, telecommunications and networking industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these industries could have a material adverse impact on the demand for the Company’s products and therefore a material adverse effect on the Company’s business, financial condition and results of operations. There can be no assurance that the Company’s net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the semiconductor, computer, telecommunications, networking or other industries utilizing the Company’s products.

Fluctuations in Operating Results

     The Company’s results of operations and gross margin have been subject to fluctuations from period to period. The primary factors that have affected and may in the future affect the Company’s results of operations include adverse changes in the mix of products sold, the inability to procure required components, and the partial or complete loss of a principal customer or the reduction in orders from a customer due to, among other things, excess product inventory accumulation by such customer. Other factors that have affected and may in the future affect the Company’s results of operations include fluctuating market demand for and declines in the selling prices of the Company’s products, decreases or increases in the costs of the components of the Company’s products, market acceptance of new products and enhanced versions of the Company’s products, the Company’s competitors selling products that compete with the Company’s products at lower prices or on better terms than the Company’s products, delays in the introduction of new products and enhancements to existing products, manufacturing inefficiencies associated with the start up of new product introductions, and the Company’s semiconductor customers manufacturing memory modules, internally or with other third parties, outside of the United States due to concerns about United States antidumping investigations and laws.

     The Company’s operating results may also be affected by the timing of new product announcements and releases by the Company or its competitors, the timing of significant orders, the ability to produce products in volume, delays, cancellations or rescheduling of orders due to customer financial difficulties or other events, inventory obsolescence, including the reduction in value of the Company’s inventories due to price declines, unexpected product returns, the timing of expenditures in anticipation of increased sales, cyclicality in the Company’s targeted markets, and expenses associated with acquisitions. In particular, declines in DRAM, SRAM and Flash semiconductor prices could affect the valuation of the Company’s inventory which could result in adverse changes in the Company’s business, financial condition and results of operations.

     Sales of the Company’s individual products and product lines toward the end of a product’s life cycle are typically characterized by steep declines in sales, pricing and gross margin, the precise timing of which may be difficult to predict. The Company has experienced and could continue to experience unexpected reductions in sales of products as customers anticipate new product purchases. In addition, to the extent that the Company manufactures products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders during a period of either declining product selling prices or decreasing demand, the Company could experience an unanticipated decrease in sales of products. These factors could give rise to charges for obsolete or excess inventory, returns of products by distributors, or substantial price protection charges or discounts. In the past, the Company has had to write-down and write-off excess or obsolete inventory. To the extent that the Company is unsuccessful in managing product transitions, its business, financial condition and results of operations could be materially and adversely affected.

     The need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, will make it difficult for the Company to reduce its operating expenses in any particular period if the Company’s expectations for net sales for that period are not met. Accordingly, there can be no assurance that the Company will be able to continue to be profitable. The Company believes that period-to-period comparisons of the Company’s financial results are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future period the Company’s operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company’s securities would be materially and adversely affected.

International Sales

     International sales may be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties, potentially adverse tax consequences and uncertainties relative to regional, political and economic circumstances. Moreover and as a result of currency changes and other factors, certain of the Company’s competitors may have the ability to manufacture competitive products in Asia at lower costs than the Company.

     The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company’s products will be implemented by the United States or other countries. Because sales of the Company’s products have been denominated to date in United States dollars, increases in the value of the United States dollar could increase the price of the Company’s products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to United States dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company’s results of operations. Some of the Company’s customer’s purchase orders and agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company’s business, financial condition and results of operations.

Substantial Influence of Existing Shareholders

     Euroventures I and Euroventures beneficially own approximately 11% of our common stock. As a result, they have the ability to exert significant or controlling influence on all matters requiring approval by our shareholders, including the election and removal of directors, approval of significant corporate transactions and the decision of whether a change in control will occur.

Limited Experience in Acquisition

     While we have no agreements or negotiations currently underway, we intend to pursue selective acquisitions to complement our internal growth. If we make any future acquisitions, we could issue stock that would dilute our shareholders’ percentage ownership, incur substantial debt or assume contingent liabilities. We have limited experience in acquiring other businesses, product lines and technologies. In addition, the attention of our small management team may be diverted from our core business if we undertake an acquisition. Potential acquisitions also involve numerous risks, including, among others:

•	Problems assimilating the purchased operations, technologies or products;

•	Costs associated with the acquisition;

•	Adverse effects on existing business relationships with suppliers and customers;

•	Risks associated with entering markets in which we have no or limited prior experience;

•	Potential loss of key employees of purchased organizations; and

•	Potential litigation arising from the acquired company’s operations before the acquisition.

     Our inability to overcome problems encountered in connection with such acquisitions could invert the attention of management, utilize scarce corporate resources and harm our business. In addition, we are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed.

Cyclical Nature of Semiconductor Industry

     The semiconductor industry, including the memory markets in which we compete, is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving standards, short product life cycles and wide fluctuations in product supply and demand. The industry has experienced significant downturns, often connected with, or in anticipation of, maturing product cycles of both semiconductor companies’ and their customers’ products and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on our business and operating results. Furthermore, any upturn in the semiconductor industry could result in increased demand for, and possible shortages of, components we use to manufacture and assemble our ICs. Such shortages could have a material adverse effect on our business and operating results.

Product Returns And Order Cancellation

     To the extent we manufacture products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders, we could experience an unanticipated increase in our inventory. A majority of our sales through aftermarket channels include limited rights to return unsold inventory. In addition, while we may not be contractually obligated to accept returned products, we may determine that it is in our best interest to accept returns in order to maintain good relations with our customers. Product returns would increase our inventory and reduce our revenues. We have had to write-down inventory in the past for reasons such as obsolescence, excess quantities and declines in market value below our costs.

     We have no long-term volume commitments from our customers except those subject to cancellation by the customer. Sales of our products are made through individual purchase orders and, in certain cases, are made under master agreements governing the terms and conditions of the relationships. Customers may change, cancel or delay orders with limited or no penalties. We have experienced cancellations of orders and fluctuations in order levels from period-to-period and we expect to continue to experience similar cancellations and fluctuations in the future which could result in fluctuations in our revenues.

Additional Capital Funding to Impair Value of Investment

     If we expand more rapidly than currently anticipated or if our working capital needs exceed our current expectations, we may need to raise additional capital through public or private equity offerings or debt financings. Our future capital requirements depend on many factors including our research, development, sales and marketing activities. We do not know whether additional financing will be available when needed, or will be available on terms favorable to us. If we cannot raise needed funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

Geographic Concentration of Operation

     All of our manufacturing operations are located in our facility in garden Grove, California. Due to this geographic concentration, a disruption of our manufacturing operations, resulting from sustained process abnormalities, human error, government intervention or natural disasters such as earthquakes, fires or floods could cause us to cease or limit our manufacturing operations and consequently harm our business, financial condition and results of operations.

Compliance with Environmental Laws and Regulations

     We are subject to a variety of environmental laws and regulations governing, among other things, air emissions, waste water discharge, waste storage, treatment and disposal, and remediation of releases of hazardous materials. Our failure to comply with present and future requirements could harm our ability to continue manufacturing our products. Such requirements could require us to acquire costly equipment or to incur other significant expenses to comply with environmental regulations. The imposition of additional or more stringent environmental requirements, the results of future testing at our facilities, or a determination that we are potentially responsible for remediation at other sites where problems are not presently known to us, could result in expenses in excess of amounts currently estimated to be required for such matters.

Stock Price Volatility

     The stock market in general, and the market for shares of technology companies in particular, has experienced extreme price fluctuations. These price fluctuations are often unrelated to the operating performance of the affected companies. Many technology companies, including the Company, have experienced dramatic volatility in the market prices of their common stock. If our future operating results are below the expectations of stock market analysts and investors, our stock price may decline. We cannot be certain that the market price of our common stock will remain stable in the future. Our stock price may undergo fluctuations that are material, adverse and unrelated to our performance.

Customer Consolidation

     DPAC’s customer base is largely comprised of DRAM manufacturers, memory module manufacturers, and related businesses. These businesses are subject to volatility and the cyclical nature of the DRAM marketplace. There is risk of a significant impact to DPAC’s revenues if one of our major customers was to be acquired, merge, consolidate, or close. There is no guarantee that current business relationships will prevail in the event of one of the above occurrences.